Exhibit 99.1

Ocean Power Technologies Enters Into a New $12.5 Million Common Stock Purchase Agreement With Aspire Capital Fund

New Agreement Provides Flexible Access to Funding at a Lower Cost of Capital

MONROE TOWNSHIP, N.J., September 18, 2020 (GLOBAL NEWSWIRE)– Ocean Power Technologies, Inc. (“OPT” or “the Company”) (Nasdaq: OPTT), a leader in innovative and cost-effective ocean energy solutions, announced today it has executed a new Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) to sell up to $12.5 million in common stock to Aspire Capital over a term of 30 months. Proceeds will be used by OPT to build additional PowerBuoys® as needed to meet potential market demand, to further advance the development of new products and solutions, and for other general corporate purposes.

“We are excited to renew our relationship with Aspire Capital and the flexibility to potentially access capital on a cost-effective basis,” said George H. Kirby, President and Chief Executive Officer of Ocean Power Technologies. “By focusing on lowering costs to obtain working capital, we believe this agreement allows the Company to receive a higher value return for funding to meet our projected sales growth and our continued innovations in providing ocean power.”

Key terms under the Purchase Agreement include:

●	The Company will control the timing and amount of any sales to Aspire Capital based on market price at the time of each sale;
●	Aspire Capital has no right to require any sales by OPT but is obligated to make purchases when the Company desires to sell shares of its common stock to Aspire Capital, in accordance with the terms of the Purchase Agreement;
●	The Company has the right to sell up to 250,000 shares of stock to Aspire Capital each trading day (a “regular purchase”) at the lower of either: (a) the lowest sale price of the Company’s common stock on that day; or (b) the arithmetic average of the three lowest closing sale prices during the ten consecutive trading days ending on the trading day immediately preceding that day;
●	The Company also has the right to sell shares to Aspire Capital at up to 30% to the trading volume of the shares for the next business day at a volume weighted average price (“VWAP”) at the lesser of the closing sale price or 97% of the next day’s VWAP.
●	Aspire Capital has agreed that neither it nor any of its agents, representatives, and affiliates shall engage in any direct or indirect short-selling or hedging of the Company’s common stock during any time prior to the termination of the Purchase Agreement;
●	There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties, or liquidated damages in the Purchase Agreement; and
●	The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any additional cost or penalty.

A complete and detailed description of the Purchase Agreement and related Registration Rights Agreement are set forth in the Company’s Current Report on Form 8-K filed on Friday, September 18, 2020, with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

About Aspire Capital Fund LLC

Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests primarily in life sciences and technology companies with bright prospects and strong management teams whose full potential have not yet been realized in the market.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information - OPT

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com